                                    EXHIBIT 8.2.8.

MORGAN BEAUMONT, INC. COMPLETES $1.4 MILLION FUNDING
Tuesday December 7, 2004

SARASOTA, FLORIDA - December 7, 2004 - Morgan Beaumont, Inc. (OTC BB: MBEU), a premier technology solution provider to the Stored Value and Debit Card market, announced today the completion of a $1,425,000 private placement to certain accredited investors. The placement is for 7,125,000 shares of common stock at a purchase price of $0.20 per share. In addition, Morgan Beaumont has granted certain registration rights with respect to the resale of the common stock issued in the private placement and certain anti-dilution protections in the event the company sells securities for less than $0.20 per share. The transaction was priced when the company's stock was trading between $0.18 and $0.25 per share.

"We are very pleased to have obtained this funding," said Cliff Wildes, CEO of Morgan Beaumont. "This improves our financial position. It also enables us to increase our marketing and sales program for our current products, better serve our customers, and augment our team with additional talent."

None of the common stock (the "Securities") have been registered under the Securities Act of 1933 or any state securities laws. Unless so registered, the Securities may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 or any state securities laws. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Morgan Beaumont, Inc. (OTCBB: MBEU - News ) is a Technology Solutions Company located in Sarasota, Florida. Morgan is one of the premier providers of Stored Value and Debit Card Solutions in the United States. The company has developed POS and PC based software that connects merchants with multiple Stored Value Processors and Issuing Banks, in addition to private transaction networks and IVR and CRM technology. Morgan Beaumont is a MasterCard Third Party Processor
(TPP). The company also has a national network of Stored Value and Debit Card load stations located throughout the United States. To learn more about Morgan Beaumont, please visit http://www.morganbeaumont.com.

"Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995:

Statements about the expected future prospects of our business, our outlook for earnings per share in 2004, statements about our outlook for internal revenue growth in 2004 and 2005, and all other statements in this release other than historical facts, constitute forward-looking statements. You can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "would," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: general economic and market conditions, including the lingering effects of the economic slowdown and services revenue; the overall condition of the bank card industry, including the effect of any further consolidation among financial services firms; the regulatory, credit and market risks associated with our operations; the integration of acquired businesses, the performance of our businesses; the effect of war, terrorism or catastrophic events; the timing and magnitude of sales; the timing and scope of technological advances; the ability to retain and attract customers and key personnel; and the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents. The factors described in this paragraph and other factors that may affect our business or future financial results and when applicable, are discussed in our filings with the Securities and Exchange Commission, including our Form 10-K, a copy of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

---------------------

Contact:
     Morgan Beaumont Inc., Sarasota
     Eric Jensen, 941-753-2875, Ext. 2007

---------------------

Source: Morgan Beaumont, Inc.